Exhibit 99.3

Third Quarter Fiscal 2017 Earnings Prepared Comments

Ashland released results for the quarter ended June 30, 2017, at approximately 5 p.m. EDT today. These results are preliminary until we file our Form 10-Q with the Securities and Exchange Commission (SEC). A copy of the news release, a slide presentation and these prepared remarks have been furnished to the SEC in a Form 8-K. These prepared remarks should be read in conjunction with the slide presentation and news release.

We will host a conference call and webcast on Wednesday, August 2, 2017, at 9 a.m. EDT to discuss these results.

Slide 2: Forward Looking Statements, Regulation G: Adjusted Results

Our remarks include forward-looking statements, as such term is defined under U.S. securities law.

We believe any such statements are based on reasonable assumptions, but cannot assure that such expectations will be achieved.

Please also note that we will be discussing adjusted results in this presentation. We believe this enhances understanding of our performance by more accurately reflecting our ongoing business.

Slide 3: Highlights

The Ashland team took action to drive year-over-year increases in sales and earnings during the third quarter, our first as a pure-play specialty chemicals company following the successful final separation of Valvoline in May. Within Specialty Ingredients, the team delivered a 7 percent sales increase. The acquisition of Pharmachem, which was completed earlier than anticipated, was an important contributor to the sales gain in the quarter. Within Composites, sales grew by 20 percent, reflecting strong volume growth in numerous global end markets and disciplined pricing. Within Intermediates and Solvents, sales rose 9 percent amid improving global demand and a continued recovery in butanediol pricing. In the aggregate, the combined earnings results from the three operating segments exceeded the outlooks provided in late April.

During the quarter, Ashland reported a GAAP loss from continuing operations of $0.26 per diluted share compared to earnings of $0.38 per diluted share in the year-ago period. Key items during the quarter amounted to $1.09 per diluted share composed primarily of separation and restructuring costs associated with the Valvoline separation, financing charges related to Ashland’s debt issuance and refinancing, and a discrete tax adjustment.

After adjusting for key items, earnings per share from continuing operations increased 6 percent to $0.83 versus $0.78 in the year-ago period. The $0.05 per share increase was due to greater operating income from Ashland’s three operating segments and lower overall interest expense. These items were partially offset by the net effect of pension-related income and stranded costs that are included in the prior-year period and a higher tax rate. Please note that adjusted EPS of $0.78 in the year-ago period include the following:

1) approximately $17 million of pension income related to pension assets and liabilities that were transferred to Valvoline as part of the Valvoline separation, and
2) approximately $6 million of stranded corporate costs that had previously been allocated to Valvoline.

Results for the year-ago period have been restated to reclassify all results directly related to Valvoline, except for these two items which were not directly attributable to Valvoline during 2016, to discontinued operations. The net impact to EPS from these two items was approximately $0.12 per diluted prior-year share and is included in the prior-year results.

During the quarter, Ashland closed the previously-announced acquisition of Pharmachem. We were excited to close the Pharmachem transaction and welcome their talented team to our organization. The integration is on track, with Pharmachem accretive to earnings in the third quarter, and we anticipate achieving meaningful cost synergies from leveraging combined capabilities, as well as tax synergies driven by the integration of Pharmachem into our global business structure. We also see a number of growth opportunities, as Pharmachem will enhance our position in fast-growing nutraceutical end markets, open a new opportunity within fragrances and flavors, and bolster Ashland’s food ingredient division by adding customized functional solutions.

Also during the quarter and in conjunction with the Pharmachem acquisition, Ashland refinanced a portion of its debt by entering into a new senior secured credit agreement which includes an $800 million five-year revolving facility, a $250 million three-year term loan A, and a $250 million five-year term loan A. In addition, Ashland obtained a new $600 million seven-year senior secured term loan B to retire the 3.875% senior notes due 2018.

Slide 4: Key Items Affecting Income

In total, six key items had a net unfavorable impact on EPS from continuing operations of $1.09 in the third quarter. These items were as follows:

•	$34 million after-tax costs primarily related to the Valvoline separation and the closure of a Specialty Ingredients plant;
•	$6 million after-tax charge related to an environmental reserve adjustment;
•	$1 million after-tax charge for an inventory fair market value step-up adjustment for active Pharmachem inventory;
•	$12 million after-tax costs related to financing charges;
•	$4 million after-tax loss on acquisitions and divestitures;
•	$11 million after-tax charge related to discrete tax adjustments.

The year-ago quarter included four key items with a net unfavorable impact on EPS from continuing operations of $0.40.

Excluding intangible amortization, adjusted EPS would have been $0.23 higher or $1.06 per diluted share.

Slide 5: Adjusted Results Summary

Discontinued Operations
Results for the year-ago period have been recast on an Ashland-only basis such that all results directly related to Valvoline have been moved to discontinued operations. Pension income for plans transferred to Valvoline and stranded costs which were not directly attributable to Valvoline during 2016 are required to be maintained in continuing operations. The net impact to adjusted EBITDA from the pension income and stranded costs was approximately $11 million and is included in the prior-year results. Note that restated results for the fourth fiscal quarter of 2016 will also include pension income and stranded costs which were not directly attributable to Valvoline during 2016.

New Reportable Segments
Subsequent to completing the separation of Valvoline Inc. during the current quarter, Ashland's operations are now managed within the following three reportable segments: Specialty Ingredients, Composites and Intermediates and Solvents (I&S). In previous periods, Composites and I&S were reporting units included within the Ashland Performance Materials reportable segment.

June 2017 YTD Adjusted EPS “Baseline”
Beginning with this June quarter, we have revised the previous financial information due to the final distribution of Valvoline in May. The results for Valvoline are now included in discontinued operations. Consequently, the revised Ashland-only EPS from continuing operations for the first, second and third quarters of fiscal 2017 were a loss of $1.05, income of $0.46 and a loss of $0.26, respectively. In addition, the revised Ashland-only adjusted (for key items) EPS from continuing operations for the first, second and third quarters of fiscal 2017 was $0.14, $0.70 and $0.83, respectively.

Slide 6: Specialty Ingredients – Adjusted Results Summary

Specialty Ingredients Third-Quarter Performance Summary
Specialty Ingredients reported sales of $591 million for the third quarter, a 7 percent increase from prior year. Approximately six percentage points of this increase, or $36 million, was driven by the successful completion of the Pharmachem acquisition. The sales increase also was supported by pricing and mix improvements for Ashland’s value-added products sold into the Consumer Specialties and Industrial Specialties end markets. The Ashland team has made good progress in offsetting increased raw material costs through disciplined pricing plus price-to-value initiatives, and as a result maintained consistent gross margins when compared to the prior year. With the addition of approximately $7 million of EBITDA from Pharmachem in the third quarter, total adjusted EBITDA increased 2 percent, to $131 million, which was at the upper end of the outlook range.

Consumer Specialties sales and volumes grew by 16 percent and 11 percent, respectively, compared to the prior-year period. As previously noted, Pharmachem contributed strongly to these overall results. Ashland’s personal care team reported a strong quarter, led by disciplined volume and price execution within the oral and skin care end markets. In pharma, positive mix led to improved margins, despite a slight overall sales decline. Industrial Specialties’ sales increased by 1 percent while volumes declined by 1 percent when compared to the prior year. Recent softening of industry demand for architectural coatings ingredients was more than offset by year-over-year sales gains in energy.

Outlook
For the fourth quarter, Specialty Ingredients’ sales are expected to be in the range of $590-$610 million, compared to $532 million in the year-ago quarter, as we expect to continue gaining momentum through pricing initiatives. Adjusted EBITDA is expected to be in the range of $135-$145 million, versus $126 million in the year-ago quarter. This outlook includes the full contribution of fourth-quarter results from Pharmachem and exclude sales of $9 million and EBITDA of $1 million from a joint venture in China, which primarily serves the construction end market, that Ashland chose to exit. Also during the quarter, year-over-year price increases are expected to be greater than year-over-year raw material cost increases.

For fiscal 2017, Specialty Ingredients expects adjusted EBITDA to be at the upper end of the previously communicated range of $485-$500 million, reflecting the continued progress in pricing initiatives and the strong earnings contribution from Pharmachem.

The depreciation and amortization expense associated with the Pharmachem acquisition is estimated to be approximately $6 million in fourth quarter.

Slide 7: Composites – Adjusted Results Summary

Composites Third-Quarter Performance Summary
As noted earlier, in previous periods Composites was included within the Ashland Performance Materials reportable segment.

Composites reported sales of $209 million for the third quarter, a 20 percent increase from prior year. This was driven by a 10 percent increase in volumes resulting from strong demand for our value-added products in North America and Asia, as well as the addition of volumes from the facility in Etain, France, that Ashland recently acquired from Reichhold. The Etain facility contributed approximately three percentage points to the sales increase with a small EBITDA contribution given the timing of the acquisition. Disciplined pricing execution was necessary to offset a sharp rise in raw material prices – namely styrene – during the previous quarter. Composites reported adjusted EBITDA of $27 million, a 17 percent increase over the prior-year period.

Outlook
For the fourth quarter of fiscal 2017, Composites expects sales to be in the range of $200-$210 million, reflecting continued volume growth, disciplined pricing and a full-quarter contribution from the Etain composites facility, compared to $162 million in the year-ago quarter. Adjusted EBITDA is expected to be in the range of $20-$25 million, compared to $14 million in the year-ago quarter.

Slide 8: Intermediates & Solvents – Adjusted Results Summary

Intermediates & Solvents (I&S) Third-Quarter Performance Summary
As noted earlier, in previous periods I&S was included within the Ashland Performance Materials reportable segment.

I&S reported sales of $70 million for the third quarter, a 9 percent increase from prior year. This strong growth was driven by the successful implementation of price increases for butanediol (BDO), consistent with improving global supply-demand dynamics. Mix also contributed to year-over-year sales growth due to strong execution by the I&S team. During the quarter, I&S reported adjusted EBITDA of $10 million, a 43 percent increase over the prior-year period.

On a combined basis, in the third quarter, the reported sales and adjusted EBITDA results for the Composites and Intermediates and Solvents reportable segments exceeded the outlook range provided at the beginning of the quarter for the former Ashland Performance Materials reportable segment.

Outlook
For the fourth quarter of fiscal 2017, I&S expects sales to be in the range of $75-$85 million, reflecting continued mix and price improvements, compared to $60 million in the year-ago quarter. Adjusted EBITDA is expected to be in the range of $10-$15 million, compared to $3 million in the year-ago quarter.

As part of our ongoing thorough and focused assessment of the role of I&S in the Ashland portfolio, we feel that now is not the time to pursue any strategic action. First, there is an upgrade to the business outlook given improving market conditions. Second, we have the operational initiatives in place to drive further improvement. We remain committed to addressing the volatility associated with the business, though the timing for strategic action is unlikely in the next several quarters.

Slide 9: Fiscal Third Quarter 2017 – Corporate Items

Corporate unallocated and other expense
Ashland reported adjusted corporate unallocated operating expense of $7 million during the third quarter, consistent with the expected range of $7-$9 million and primarily composed of legacy costs and stranded cost related to Valvoline.

During the fourth quarter of fiscal 2017, Ashland expects corporate unallocated operating expense in the range of $10-$15 million, composed primarily of environmental expense related to divested businesses and other legacy costs.

Net interest expense
Net interest expense in the quarter, after adjusted for key items totaled $31 million, consistent with the expectation of $31-$34 million due to lower debt balances.

During the fourth quarter of fiscal 2017, Ashland expects net interest expense in the range of $30-$35 million.

Effective tax rate
Ashland’s effective tax rate for quarter, after adjusting for key items, was 11 percent, consistent with the expected range of 10-15 percent and reflecting Ashland’s global business platform.

For the fourth quarter of fiscal 2017, Ashland expects an annual effective tax rate, after adjusting for key items, of 15-20 percent, reflecting income mix and discrete items. For fiscal 2017, Ashland continues to expect an annual effective tax rate, after adjusting for key items, of 10-15 percent, reflecting Ashland’s global business platform.

Trade working capital
Trade working capital for the quarter was 23 percent of sales.

Capital expenditures
Capital expenditures were $53 million during the quarter, compared to $61 million in the prior-year period. Ashland expects capital expenditures of $80-$85 million in the fourth quarter of fiscal 2017, and continues to expect capex for fiscal 2017 to be in the range of $205-$215 million, excluding Valvoline.

Operating cash flow
Operating cash flow during the quarter was $132 million compared to $88 million in the prior-year period. The increase is primarily due to higher operating segment earnings and positive changes in balance sheet items.

Free cash flow
Free cash flow during the quarter was $79 compared to $27 million in the prior-year period. The increase is primarily due to higher operating segment earnings and positive changes balance sheet items.

Ashland continues to expect free cash flow in the range of $90-$100 million during fiscal 2017. This range includes approximately $75 million of one-time separation and severance-related payments.

Liquidity
Ashland’s liquidity position remains very strong. At the quarter end, Ashland had approximately $1.1 billion of available liquidity, including $492 million in cash. The majority of this cash is held outside the US.

Diluted share count
For adjusted EPS purposes, we expect weighted average diluted share count to be approximately 64 million shares for the fourth fiscal quarter of 2017.

Slide 10: Financial targets to create shareholder value

Looking out over the longer term, we have established aggressive new financial targets for fiscal 2018 through fiscal 2021. As outlined at Ashland’s Investor Day in New York City in early May, these targets are: adjusted earnings per share growth (compound annual growth rate) of at least 15 percent; adjusted EBITDA margins for Specialty Ingredients of at least 25 percent, and cash generation of at least $1 billion.

This growth will be driven by seven core levers. These levers include specific actions to sustain and grow Ashland’s premium mix, such as through new market strategies and successful product introductions. The levers also include new initiatives to improve our competitiveness, such as through better asset utilization, price-to-value initiatives and cost management.

We are already making substantial progress toward executing on these strategic levers and are committed to delivering these results to create shareholder value.

End of Prepared Remarks